EXHIBIT 1.1

PRICING AGREEMENT

Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBS Securities Inc.
U.S. Bancorp Investments, Inc.
As Representatives of the several
Underwriters named in Schedule I hereto
March 4, 2014

Ladies and Gentlemen:

Aetna Inc., a Pennsylvania corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement dated May 1, 2012 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the debt securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 15 of the Underwriting Agreement and the addresses of the Representatives referred to in such Section 15 are set forth at the end of Schedule II hereto.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the principal amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in Schedule II hereto.

The Company further represents and warrants to, and agrees with, each of the Underwriters, as of the date hereof and as of the Time of Delivery for the Designated Securities, that:

(a)           None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of, or has taken any action, directly or indirectly, that would result in, a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), in any material respect including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA in all material respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith;

(b)           The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened; and

(c)           None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the Company will not directly or indirectly use the proceeds of the sale of the Designated Securities, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request.

Very truly yours, AETNA INC.

By:	/s/ David Buda
	Name:	David Buda
	Title:	Vice President and Assistant Treasurer

Accepted as of the date hereof:

Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBS Securities Inc.
U.S. Bancorp Investments, Inc.

On behalf of each of the
Underwriters

By:	Credit Suisse Securities (USA) LLC

By:	/s/ Christopher J. Murphy
	Name:	Christopher J. Murphy
	Title:	Managing Director

By:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Douglas Muller
	Name:	Douglas Muller
	Title:	Managing Director

By:	RBS Securities Inc.

By:	/s/ Thomas Bausano
	Name:	Thomas Bausano
	Title:	Managing Director

By:	U.S. Bancorp Investments, Inc.

By:	/s/ Chris Cicoletti
	Name:	Chris Cicoletti
	Title:	Managing Director

SCHEDULE I
TO PRICING AGREEMENT

Underwriter	Principal Amount of 2.200% Senior Notes due 2019 to be Purchased	Principal Amount of 4.750% Senior Notes due 2044 to be Purchased
Credit Suisse Securities (USA) LLC	$67,500,000	$67,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	67,500,000	67,500,000
RBS Securities Inc.	67,500,000	67,500,000
U.S. Bancorp Investments, Inc.	67,500,000	67,500,000
Citigroup Global Markets Inc.
Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
HSBC Securities (USA), Inc.
PNC Capital Markets LLC
	10,172,000 10,166,000 10,166,000 10,166,000 10,166,000 10,166,000 10,166,000 10,166,000 10,166,000 3,375,000 3,375,000 3,375,000 3,375,000	10,172,000 10,166,000 10,166,000 10,166,000 10,166,000 10,166,000 10,166,000 10,166,000 10,166,000 3,375,000 3,375,000 3,375,000 3,375,000
Total	$375,000,000	$375,000,000

SCHEDULE II
TO PRICING AGREEMENT

TITLE OF DESIGNATED SECURITIES:

2.200% Senior Notes due March 15, 2019 (hereinafter referred to as the “2019 Notes”)

4.750% Senior Notes due March 15, 2044 (hereinafter referred to as the “2044 Notes”, and together with the 2019 Notes, the “Notes”)

AGGREGATE PRINCIPAL AMOUNT:

2019 Notes:  $375,000,000

2044 Notes:  $375,000,000

PRICE TO PUBLIC:

99.900% of the aggregate principal amount of the 2019 Notes, plus accrued interest, if any, from March 7, 2014

99.760% of the aggregate principal amount of the 2044 Notes, plus accrued interest, if any, from March 7, 2014

PURCHASE PRICE BY UNDERWRITERS:

99.300% of the aggregate principal amount of the 2019 Notes, plus accrued interest, if any, from March 7, 2014

98.885% of the aggregate principal amount of the 2044 Notes, plus accrued interest, if any, from March 7, 2014

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately available funds delivered to the bank account(s) specified in the form of cross-receipt to the Underwriters

INDENTURE:

Senior Indenture dated as of  March 2, 2001, between the Company and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, as Trustee (the “Base Indenture”), as supplemented by the Supplemental Indenture to be dated on or prior to March 7, 2014, between the Company and the Trustee (as so supplemented, the “Indenture”).

MATURITY:

March 15, 2019 for the 2019 Notes

March 15, 2044 for the 2044 Notes

INTEREST RATE:

2.200% per annum for the 2019 Notes

4.750% per annum for the 2044 Notes

INTEREST PAYMENT DATES:

With respect to the 2019 Notes, each March 15 and September 15, beginning September 15, 2014.

With respect to the 2044 Notes, each March 15 and September 15, beginning September 15, 2014.

In any case where any interest payment date is not a Business Day, payment of interest may be made on the next succeeding Business Day without any additional amount being payable in respect of any delay.

REDEMPTION PROVISIONS:

Optional Redemption

2019 Notes

At any time prior to February 15, 2019 (1 month prior to the maturity date of the 2019 Notes), the 2019 Notes will be redeemable, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2019 Notes being redeemed, or

•
the sum of the present value of (i) 100% of the principal amount of the 2019 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2019 Notes being redeemed, in each case calculated as if the maturity date of the 2019 Notes were February 15, 2019 (1 month prior to the maturity date of the 2019 Notes), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

At any time on or after February 15, 2019 (1 month prior to the maturity date of the 2019 Notes), the 2019 Notes will be redeemable, in whole or in part, at a redemption price equal to

100% of the principal amount of the 2019 Notes being redeemed plus any interest accrued but not paid to the date of redemption.

2044 Notes

At any time prior to September 15, 2043 (6 months prior to the maturity date of the 2044 Notes), the 2044 Notes will be redeemable, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2044 Notes being redeemed, or

•
the sum of the present value of (i) 100% of the principal amount of the 2044 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2044 Notes being redeemed, in each case calculated as if the maturity date of the 2044 Notes were September 15, 2043 (6 months prior to the maturity date of the 2044 Notes), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

At any time on or after September 15, 2043 (6 months prior to the maturity date of the 2044 Notes), the 2044 Notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2044 Notes being redeemed plus any interest accrued but not paid to the date of redemption.

Certain Definitions

“Treasury Rate” means, with respect to any redemption date for any portion of the Notes of a series,

•
the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life for the Notes of such series, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or

•
if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes of the series to be redeemed, calculated as if the maturity date of the Notes were February 15, 2019 (in the case of the 2019 Notes) or September 15, 2043 (in the case of the 2044 Notes) (in either case, “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Notes of such series to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for any Notes of a series, the average of all Reference Treasury Dealer Quotations (as defined below) obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

Notice; Interest

Notice of any redemption will be mailed at least 15 days but no more than 60 days before the redemption date to each holder of Notes of the series to be redeemed.

Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Notes of the series or the portions of the Notes of the series called for redemption on and after the redemption date.

Repurchase Upon a Change of Control

If a Change of Control Triggering Event occurs with respect to the Notes of a series, unless the Company has exercised its right to redeem the Notes of such series in full, as described under “Optional Redemption” above, the Company will make an offer to each holder of Notes of such series (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000) of such holder’s Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes of such series to be repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to the Notes of a series, the Company will be required to mail a notice to holders of Notes of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes of such series on the date specified in the notice (the “Change of Control Payment Date”), which date will be no less than 30 days and no more than 60 days from the date such notice is mailed, pursuant to the procedures required by the Notes of such series and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of a series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the Notes of a series, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control repurchase provisions of the Notes by virtue of such conflicts.

The Company will not be required to offer to repurchase the Notes of a series upon the occurrence of a Change of Control Triggering Event with respect to the Notes of such series if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases on the applicable date all Notes of such series properly tendered and not withdrawn under its offer; provided that for all purposes of the Notes of such series and the Indenture, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by the Company to comply with its obligations to offer to purchase the Notes of such series unless the Company promptly makes an offer to repurchase the Notes of such series at 101% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date for Notes of a series to be repurchased, the Company will be required, to the extent lawful, to:

•	accept or cause a third party to accept for payment all Notes of such series or portions of Notes of such series properly tendered pursuant to the Change of Control Offer;

•
deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of each Note of such series or portions of Notes of such series properly tendered; and

•
deliver or cause to be delivered to the Trustee the Notes of such series properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes of such series or portions of Notes of such series being purchased.

“Below Investment Grade Rating Event” means the Notes of a series are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes of such series, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the Notes of such series by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) the Company becomes a wholly owned subsidiary of a holding company and (B)(x) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (y) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of the Board of Directors of the Company on the date of the issuance of the Notes; or (2) was nominated for election or elected to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of such Board of Directors of the Company at the time of such nomination or election (either by specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Inc.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under any successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies.”

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes of a series or fails to make a rating of the Notes of such series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that the Company selects (pursuant to a resolution of the Company’s Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be, with respect to such series of Notes.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

SINKING FUND PROVISIONS:

No sinking fund provisions

TIME OF DELIVERY:

9:00 a.m. Eastern time on March 7, 2014

CLOSING LOCATION:

Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004

DELAYED DELIVERY:

None

NAMES AND ADDRESSES OF REPRESENTATIVES:

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
One Bryant Park
New York, New York 10036

RBS Securities Inc.
600 Washington Blvd
Stamford, CT 06901

U.S. Bancorp Investments, Inc.
214 N. Tryon Street, 26th Floor
Charlotte, NC 28202

OTHER TERMS:

The holders of the Notes will not have the benefit of clause (5) of Section 501 of the Base Indenture entitled “Events of Default.”

The holders of the Notes will not have the benefit of Section 1005 of the Base Indenture entitled “Limitations on Liens on Common Stock of Principal Subsidiaries.”

SCHEDULE III
TO PRICING AGREEMENT

Time of Sale

2:42 p.m. Eastern time on March 4, 2014

Time of Sale Information

Preliminary Prospectus dated March 4, 2014

Free Writing Prospectus dated March 4, 2014

SCHEDULE IV
TO PRICING AGREEMENT

Term Sheet for Designated Securities
of Aetna Inc. (the “Issuer”)

	$375,000,000 2.200% Senior Notes due 2019	$375,000,000 4.750% Senior Notes due 2044
[intentionally omitted]	[intentionally omitted]	[intentionally omitted]

Note Type:	Senior Notes	Senior Notes
Legal Format:	SEC Registered	SEC Registered
Principal Amount:	$375,000,000	$375,000,000
Trade Date:	March 4, 2014	March 4, 2014
Settlement Date (T+3 Days):	March 7, 2014	March 7, 2014
Maturity Date:	March 15, 2019	March 15, 2044
Coupon:	2.200%	4.750%
Interest Payment Frequency:	Semi-annual	Semi-annual
Interest Payment Dates:	March 15 and September 15	March 15 and September 15
First Interest Payment Date:	September 15, 2014	September 15, 2014
Day Count:	30/360	30/360
Pricing Benchmark:	1.500% due February 28, 2019	3.750% due November 15, 2043
Benchmark Spot:	99-28 3/4	102-14
Benchmark Yield:	1.521%	3.615%
Reoffer Spread to Benchmark:	+70 basis points	+115 basis points
Reoffer Yield:	2.221%	4.765%
Price to Public / Reoffer Price:	99.900%	99.760%
Underwriting Fees:	0.60%	0.875%
Use of Proceeds:	The net proceeds are expected to be used, together with other available resources, to redeem all of the Issuer’s outstanding 6.000% Senior Notes due 2016.	The net proceeds are expected to be used, together with other available resources, to redeem all of the Issuer’s outstanding 6.000% Senior Notes due 2016.

	$375,000,000 2.200% Senior Notes due 2019	$375,000,000 4.750% Senior Notes due 2044
Optional Redemption:
At any time prior to February 15, 2019, at the greater of 100% of the principal amount of the notes or at a make whole using a discount rate of Treasury plus 15 basis points.

On or after February 15, 2019, redeemable at par.

At any time prior to September 15, 2043, at the greater of 100% of the principal amount of the notes or at a make whole using a discount rate of Treasury plus 20 basis points.

On or after September 15, 2043, redeemable at par.

CUSIP Number:	00817Y AN8	00817Y AP3
ISIN Number:	US00817YAN85	US00817YAP34

Minimum Denomination:	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. U.S. Bancorp Investments, Inc.
Senior Co-Managers:
Barclays Capital Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. HSBC Securities (USA), Inc. PNC Capital Markets LLC

[intentionally omitted]

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Credit Suisse Securities (USA) LLC by calling 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-294-1322, RBS Securities Inc. by calling 1-866-884-2071 or U.S. Bancorp Investments, Inc. by calling 1-877-558-2607.